Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Paul T. Luther	Rob Morrison
(412) 553-1950	(412) 553-2666
Paul.Luther@howmet.com	Rob.Morrison@howmet.com

Howmet Aerospace Reports First Quarter 2024 Results

Record Quarterly Revenue, Up 14% Year Over Year; Strong Profit and Cash from Operations

$150 Million Deployed for Common Stock Repurchases

Full Year 2024 Guidance Increased

First Quarter 2024 GAAP Financial Results

•	Revenue of $1.82 billion, up 14% year over year, driven by commercial aerospace, up 23%
•	Net income of $243 million versus $148 million in the first quarter 2023; earnings per share of $0.59 versus $0.35 in the first quarter 2023
•	Operating income margin of 20.2%
•	Generated $177 million of cash from operations; $178 million of cash used for financing activities; and $75 million of cash used for investing activities
•	Share repurchases of $150 million; $0.05 per share dividend on common stock

First Quarter 2024 Adjusted Financial Results

•	Adjusted EBITDA excluding special items of $437 million, up 21% year over year
•	Adjusted EBITDA margin excluding special items of 24.0%
•	Adjusted earnings per share excluding special items of $0.57, up 36% year over year
•	Generated $95 million of free cash flow

2024 Guidance

	Q2 2024 Guidance			FY 2024 Guidance
	Low	Baseline	High	Low	Baseline	High
Revenue	$1.825B	$1.835B	$1.845B	$7.225B	$7.300B	$7.375B
Adj. EBITDA*1	$435M	$440M	$445M	$1.720B	$1.750B	$1.780B
Adj. EBITDA Margin*1	23.8%	24.0%	24.1%	23.8%	24.0%	24.1%
Adj. Earnings per Share*1	$0.57	$0.58	$0.59	$2.31	$2.35	$2.39
Free Cash Flow[1]				$750M	$800M	$850M

* Excluding special items

1 Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “2024 Guidance” below.

Key Announcements

•	On February 29, 2024, Moody’s Investors Service, Inc. upgraded Howmet Aerospace’s senior unsecured rating from Ba1 to Baa3. With this upgrade, Howmet Aerospace is now rated as investment grade by all three credit rating agencies.
•	On April 4, 2024, the Company established a commercial paper program, under which the Company may issue unsecured commercial paper notes up to a maximum aggregate face value amount of $1 billion outstanding at any time.
•	In the first quarter 2024, Howmet Aerospace repurchased $150 million of common stock at an average price of $66.87 per share, retiring approximately 2.2 million shares. As of May 1, 2024, total share repurchase authorization available was $547 million.
•	On February 26, 2024, the Company paid a quarterly dividend of $0.05 per share on its common stock.
•	The Company expects to increase the quarterly common stock dividend to $0.07 per share beginning in the third quarter 2024, subject to the discretion and approval of the Board of Directors.

PITTSBURGH, PA, May 2, 2024 – Howmet Aerospace (NYSE: HWM) today reported first quarter 2024 results. The Company reported record first quarter 2024 revenue of $1.82 billion, up 14% year over year, primarily driven by growth in the commercial aerospace market of 23%.

Howmet Aerospace reported net income of $243 million, or $0.59 per share, in the first quarter 2024 versus $148 million, or $0.35 per share, in the first quarter 2023. Net income included approximately $5 million in net benefits from special items in the first quarter 2024. First quarter 2024 operating income was $369 million, up 29% year over year. Operating income margin was 20.2%, up approximately 240 basis points year over year.

Howmet Aerospace reported adjusted net income excluding special items of $238 million, or $0.57 per share, in the first quarter 2024 versus $175 million, or $0.42 per share, in the first quarter 2023. Adjusted EBITDA excluding special items was $437 million, up 21% year over year. The year-over-year increase was driven by strong volume growth in the commercial aerospace market. Adjusted EBITDA margin excluding special items was up approximately 150 basis points year over year at 24.0%. First quarter 2024 adjusted operating income excluding special items was $370 million, up 27% year over year. Adjusted operating income margin excluding special items was 20.3%, up approximately 210 basis points year over year.

Howmet Aerospace Executive Chairman and Chief Executive Officer John Plant said, “Howmet Aerospace delivered an outstanding start to 2024, with results exceeding the high end of guidance on all metrics. The team achieved record quarterly results in revenue, Adjusted EBITDA*, Adjusted EBITDA margin* and Adjusted earnings per share*. First quarter 2024 revenue grew 14% year over year with all end markets up, led by 23% growth in commercial aerospace. Adjusted EBITDA* grew 21% with a 24.0% margin*, and Adjusted earnings per share* of $0.57 grew 36%. Free cash flow was $95 million and marks the first time the Company has generated positive cash flow in the first quarter of a year.”

Mr. Plant continued, “Demand for air travel continues to be robust, exceeding pre-pandemic levels, and supports record aircraft OEM backlogs. Against this healthy backcloth, quality issues at Boeing have resulted in much slower 737 MAX production than expected. We now assume sharply lower 737 MAX volumes in our guidance with an average build rate of 20 per month for full year 2024. However, a more favorable demand outlook in other aspects of our business have driven an overall $200 million increase in Howmet Aerospace’s full year 2024 revenue guidance.”

* Excluding special items

“Howmet Aerospace’s balance sheet remains strong with leverage at a record low. Continued solid cash generation supported $150 million in common stock repurchases in the first quarter. Subject to Board approval, we also expect to increase the common stock dividend by 40% in the third quarter 2024 to $0.07 per share, demonstrating the Company’s confidence in sustained healthy cash generation.”

First Quarter 2024 Segment Performance

Engine Products

(in U.S. dollar millions)	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Q1 2024
Engine Products
Third-party sales	$795	$821	$798	$852	$885
Inter-segment sales	$2	$5	$5	$1	$2
Provision for depreciation and amortization	$32	$32	$33	$33	$33
Segment Adjusted EBITDA	$212	$223	$219	$233	$249
Segment Adjusted EBITDA Margin	26.7%	27.2%	27.4%	27.3%	28.1%
Restructuring and other charges (credits)	$—	$(1)	$—	$(1)	$—
Capital expenditures	$33	$21	$30	$28	$55

Engine Products reported revenue of $885 million, an increase of 11% year over year, due to growth in the commercial aerospace, defense aerospace, and oil & gas markets. Segment Adjusted EBITDA was a record $249 million, up 17% year over year, driven by favorable volume in the commercial aerospace, defense aerospace, and oil & gas markets. The Segment absorbed approximately 435 net headcount in the quarter in support of expected revenue increases. Segment Adjusted EBITDA margin increased approximately 140 basis points year over year to a record 28.1%.

Fastening Systems

(in U.S. dollar millions)	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Q1 2024
Fastening Systems
Third-party sales	$312	$329	$348	$360	$389
Provision for depreciation and amortization	$11	$12	$12	$11	$11
Segment Adjusted EBITDA	$58	$64	$76	$80	$92
Segment Adjusted EBITDA Margin	18.6%	19.5%	21.8%	22.2%	23.7%
Restructuring and other charges	$—	$—	$1	$—	$—
Capital expenditures	$9	$5	$9	$8	$7

Fastening Systems reported revenue of $389 million, an increase of 25% year over year due to growth in the commercial aerospace market, including wide body aircraft recovery. Segment Adjusted EBITDA was $92 million, up 59% year over year, driven by favorable volume in the commercial aerospace market as well as productivity gains. Segment Adjusted EBITDA margin increased approximately 510 basis points year over year to 23.7%.

Engineered Structures

(in U.S. dollar millions)	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Q1 2024
Engineered Structures
Third-party sales	$207	$200	$227	$244	$262
Inter-segment sales	$—	$1	$—	$2	$1
Provision for depreciation and amortization	$12	$12	$12	$11	$11
Segment Adjusted EBITDA	$30	$20	$30	$33	$37
Segment Adjusted EBITDA Margin	14.5%	10.0%	13.2%	13.5%	14.1%
Restructuring and other charges	$1	$5	$1	$14	$—
Capital expenditures	$10	$5	$6	$5	$6

Engineered Structures reported revenue of $262 million, an increase of 27% year over year due to growth in the commercial aerospace market, including wide body aircraft recovery, and the defense aerospace market. Segment Adjusted EBITDA was $37 million, up 23% year over year, driven by higher volumes in the commercial aerospace and defense aerospace markets. Segment Adjusted EBITDA margin decreased approximately 40 basis points year over year to 14.1%.

Forged Wheels

(in U.S. dollar millions)	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Q1 2024
Forged Wheels
Third-party sales	$289	$298	$285	$275	$288
Provision for depreciation and amortization	$9	$10	$10	$10	$10
Segment Adjusted EBITDA	$79	$81	$77	$72	$82
Segment Adjusted EBITDA Margin	27.3%	27.2%	27.0%	26.2%	28.5%
Capital expenditures	$9	$7	$9	$11	$12

Forged Wheels reported revenue of $288 million, approximately flat year over year as a decrease in aluminum price and other inflationary cost pass through was offset by 2% higher volumes in the commercial transportation market. Segment Adjusted EBITDA was $82 million, an increase of approximately 4% year over year. Segment Adjusted EBITDA margin increased approximately 120 basis points year over year to 28.5%.

Moody’s Upgraded Howmet Aerospace Rating to Investment Grade

On February 29, 2024, Moody’s Investors Service, Inc. upgraded Howmet Aerospace’s senior unsecured rating from Ba1 to Baa3. With this upgrade, Howmet Aerospace is now rated as investment grade by all three credit rating agencies.

Established a $1 Billion Commercial Paper Program

On April 4, 2024, the Company established a commercial paper program under which the Company may issue unsecured commercial paper notes from time to time up to a maximum aggregate face amount of $1 billion outstanding at any time. The maturity of the notes may vary but will not exceed 397 days from the date of issue.

Repurchased $150 Million of Common Stock in First Quarter 2024

In the first quarter 2024, Howmet Aerospace repurchased $150 million of common stock at an average price of $66.87 per share, retiring approximately 2.2 million shares, which represents the 12th consecutive quarter of share repurchase activity. As of May 1, 2024, total share repurchase authorization available was $547 million.

Quarterly Common Stock Dividend of $0.05 Per Share Paid in First Quarter 2024

On February 26, 2024, the Company paid a quarterly dividend of $0.05 per share on its common stock.

Company Expects to Increase Quarterly Common Stock Dividend to $0.07 Per Share in Third Quarter 2024, Subject to Board Approval

The Company expects to increase the quarterly common stock dividend to $0.07 per share beginning in the third quarter 2024, subject to the discretion and approval of the Board of Directors after the Board’s consideration of all factors it deems relevant and subject to applicable law.

2024 Guidance

	Q2 2024 Guidance			FY 2024 Guidance
	Low	Baseline	High	Low	Baseline	High
Revenue	$1.825B	$1.835B	$1.845B	$7.225B	$7.300B	$7.375B
Adj. EBITDA*1	$435M	$440M	$445M	$1.720B	$1.750B	$1.780B
Adj. EBITDA Margin*1	23.8%	24.0%	24.1%	23.8%	24.0%	24.1%
Adj. Earnings per Share*1	$0.57	$0.58	$0.59	$2.31	$2.35	$2.39
Free Cash Flow[1]				$750M	$800M	$850M

* Excluding Special Items

1 Reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. In addition, there is inherent variability already included in the GAAP measures, including, but not limited to, price/mix and volume. Howmet Aerospace believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Howmet Aerospace will hold its quarterly conference call at 10:00 AM Eastern Time on Thursday, May 2, 2024. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 7:00 AM ET on May 2, via the “Investors” section of the Howmet Aerospace website.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and airframe structural components necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged aluminum wheels for commercial transportation. With approximately 1,150 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft and commercial trucks to operate with a lower carbon footprint. For more information, visit www.howmet.com.

Dissemination of Company Information
Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates", "believes", "could", “envisions”, "estimates", "expects", "forecasts", "goal", "guidance", "intends", "may", "outlook", "plans", "projects", "seeks", "sees", "should", "targets", "will", "would", or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, forecasts and outlook relating to the condition of end markets; future financial results or operating performance; future strategic actions; Howmet Aerospace's strategies, outlook, and business and financial prospects; and any future dividends and repurchases of its debt or equity securities. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Howmet Aerospace; (c) the impact of potential cyber attacks and information technology or data security breaches; (d) the loss of significant customers or adverse changes in customers’ business or financial conditions; (e) manufacturing difficulties or other issues that impact product performance, quality or safety; (f) inability of suppliers to meet obligations due to supply chain disruptions or otherwise; (g) failure to attract and retain a qualified workforce and key personnel, labor disputes or other employee relations issues; (h) the inability to achieve revenue growth, cash generation, restructuring plans, cost reductions, improvement in profitability, or strengthening of competitiveness and operations anticipated or targeted; (I) inability to meet increased demand, production targets or commitments; (j) competition from new product offerings, disruptive technologies or other developments; (k) geopolitical, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including geopolitical and diplomatic tensions, instabilities, conflicts and wars, as well as compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (l) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Howmet Aerospace to substantial costs and liabilities; (m) failure to comply with government contracting regulations; (n) adverse changes in discount rates or investment returns on pension assets; and (o) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2023 and other reports filed with the U.S. Securities and Exchange Commission. Market projections are subject to the risks discussed above and other risks in the market. Credit ratings are not a recommendation to buy or hold any Howmet Aerospace securities, and they may be revised or revoked at any time at the sole discretion of the credit rating organizations. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Howmet Aerospace’s consolidated financial information but is not presented in Howmet Aerospace’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Other Information

In this press release, the acronym “FY” means “full year” and “Q” means “quarter”; and references to Howmet Aerospace performance that is “record” means its best result since April 1, 2020 when Howmet Aerospace Inc. (previously named Arconic Inc.) separated from Arconic Corporation.

Howmet Aerospace Inc. and subsidiaries

Statement of Consolidated Operations (unaudited)

(in U.S. dollar and millions, except per-share amounts)

	Quarter ended
	March 31, 2024	December 31, 2023	March 31, 2023
Sales	$1,824	$1,731	$1,603

Cost of goods sold (exclusive of expenses below)	1,290	1,230	1,164
Selling, general administrative, and other expenses	88	83	75
Research and development expenses	10	9	9
Provision for depreciation and amortization	67	68	69
Restructuring and other charges	—	15	1
Operating income	369	326	285

Loss on debt redemption	—	1	1
Interest expense, net	49	52	57
Other expense, net	17	3	7

Income before income taxes	303	270	220
Provision for income taxes	60	34	72
Net income	$243	$236	$148

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings per share - basic(1):
Net income per share	$0.59	$0.57	$0.36
Average number of shares(2)(3)	410	411	412

Earnings per share - diluted(1):
Net income per share	$0.59	$0.57	$0.35
Average number of shares(2)(3)	412	414	418

Common stock outstanding at the end of the period	408	410	412

(1)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of less than $1 for the quarters presented need to be subtracted from Net income.

(2)	For the quarters presented, the difference between the diluted average number of shares and the basic average number of shares related to share equivalents associated with outstanding restricted stock unit awards and employee stock options.

(3)	As average shares outstanding are used in the calculation of both basic and diluted earnings per share, the impact of share repurchases is not fully realized in earnings per share ("EPS") in the period of repurchase since share repurchases may occur at varying points during a period.

Howmet Aerospace Inc. and subsidiaries

Consolidated Balance Sheet (unaudited)

(in U.S. dollar millions)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$533	$610
Receivables from customers, less allowances of $— in both 2024 and 2023	785	675
Other receivables	18	17
Inventories	1,783	1,765
Prepaid expenses and other current assets	221	249
Total current assets	3,340	3,316
Properties, plants, and equipment, net	2,294	2,328
Goodwill	4,020	4,035
Deferred income taxes	38	46
Intangibles, net	498	505
Other noncurrent assets	220	198
Total assets	$10,410	$10,428

Liabilities
Current liabilities:
Accounts payable, trade	$964	$982
Accrued compensation and retirement costs	201	263
Taxes, including income taxes	84	68
Accrued interest payable	45	65
Other current liabilities	198	200
Short-term debt	206	206
Total current liabilities	1,698	1,784
Long-term debt, less amount due within one year	3,486	3,500
Accrued pension benefits	662	664
Accrued other postretirement benefits	91	92
Other noncurrent liabilities and deferred credits	387	351
Total liabilities	6,324	6,391

Equity
Howmet Aerospace shareholders’ equity:
Preferred stock	55	55
Common stock	408	410
Additional capital	3,542	3,682
Retained earnings	1,942	1,720
Accumulated other comprehensive loss	(1,861)	(1,830)
Total equity	4,086	4,037
Total liabilities and equity	$10,410	$10,428

Howmet Aerospace and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in U.S. dollar millions)

	Three months ended March 31,
	2024	2023
Operating activities
Net income	$243	$148
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	67	69
Deferred income taxes	32	31
Restructuring and other charges	—	1
Net realized and unrealized losses	7	4
Net periodic pension cost	10	9
Stock-based compensation	15	14
Loss on debt redemption	—	1
Other	1	5
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Increase in receivables	(127)	(137)
Increase in inventories	(31)	(45)
Decrease in prepaid expenses and other current assets	23	12
Increase (decrease) in accounts payable, trade	22	(67)
Decrease in accrued expenses	(87)	(19)
Increase in taxes, including income taxes	15	16
Pension contributions	(2)	(9)
(Increase) decrease in noncurrent assets	(2)	2
Decrease in noncurrent liabilities	(9)	(12)
Cash provided from operations	177	23
Financing Activities
Repurchases and payments on debt	—	(176)
Premiums paid on early redemption of debt	—	(1)
Repurchases of common stock	(150)	(25)
Proceeds from exercise of employee stock options	5	6
Dividends paid to shareholders	(21)	(17)
Taxes paid for net share settlement of equity awards	(12)	(1)
Cash used for financing activities	(178)	(214)
Investing Activities
Capital expenditures	(82)	(64)
Proceeds from the sale of assets and businesses	7	—
Cash used for investing activities	(75)	(64)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	1
Net change in cash, cash equivalents and restricted cash	(76)	(254)
Cash, cash equivalents and restricted cash at beginning of period	610	792
Cash, cash equivalents and restricted cash at end of period	$534	$538

Howmet Aerospace Inc. and subsidiaries

Segment Information (unaudited)

(in U.S. dollar millions)

	1Q23	2Q23	3Q23	4Q23	2023	1Q24
Engine Products
Third-party sales	$795	$821	$798	$852	$3,266	$885
Inter-segment sales	$2	$5	$5	$1	$13	$2
Provision for depreciation and amortization	$32	$32	$33	$33	$130	$33
Segment Adjusted EBITDA	$212	$223	$219	$233	$887	$249
Segment Adjusted EBITDA Margin	26.7%	27.2%	27.4%	27.3%	27.2%	28.1%
Restructuring and other credits	$—	$(1)	$—	$(1)	$(2)	$—
Capital expenditures	$33	$21	$30	$28	$112	$55

Fastening Systems
Third-party sales	$312	$329	$348	$360	$1,349	$389
Provision for depreciation and amortization	$11	$12	$12	$11	$46	$11
Segment Adjusted EBITDA	$58	$64	$76	$80	$278	$92
Segment Adjusted EBITDA Margin	18.6%	19.5%	21.8%	22.2%	20.6%	23.7%
Restructuring and other charges	$—	$—	$1	$—	$1	$—
Capital expenditures	$9	$5	$9	$8	$31	$7

Engineered Structures
Third-party sales	$207	$200	$227	$244	$878	$262
Inter-segment sales	$—	$1	$—	$2	$3	$1
Provision for depreciation and amortization	$12	$12	$12	$11	$47	$11
Segment Adjusted EBITDA	$30	$20	$30	$33	$113	$37
Segment Adjusted EBITDA Margin	14.5%	10.0%	13.2%	13.5%	12.9%	14.1%
Restructuring and other charges	$1	$5	$1	$14	$21	$—
Capital expenditures	$10	$5	$6	$5	$26	$6

Forged Wheels
Third-party sales	$289	$298	$285	$275	$1,147	$288
Provision for depreciation and amortization	$9	$10	$10	$10	$39	$10
Segment Adjusted EBITDA	$79	$81	$77	$72	$309	$82
Segment Adjusted EBITDA Margin	27.3%	27.2%	27.0%	26.2%	26.9%	28.5%
Capital expenditures	$9	$7	$9	$11	$36	$12

Differences between the total segment and consolidated totals are in Corporate.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited)

(in U.S. dollar millions)

Reconciliation of Total Segment Adjusted EBITDA to Consolidated Income Before Income Taxes
	1Q23	2Q23	3Q23	4Q23	2023	1Q24
Income before income taxes	$220	$243	$242	$270	$975	$303
Loss on debt redemption	1	—	—	1	2	—
Interest expense, net	57	55	54	52	218	49
Other expense (income), net	7	(13)	11	3	8	17
Operating income	$285	$285	$307	$326	$1,203	$369
Segment provision for depreciation and amortization	64	66	67	65	262	65
Unallocated amounts:
Restructuring and other charges	1	3	4	15	23	—
Corporate expense(1)	29	34	24	12	99	26
Total Segment Adjusted EBITDA	$379	$388	$402	$418	$1,587	$460

Total Segment Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Total Segment Adjusted EBITDA provides additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Total Segment Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Howmet’s definition of Total Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items, including Restructuring and other charges, are excluded from net margin and Segment Adjusted EBITDA. Differences between the total segment and consolidated totals are in Corporate.

(1) Pre-tax special items included in Corporate expense
	1Q23	2Q23	3Q23	4Q23	2023	1Q24
Plant fire costs (reimbursements), net	$4	$(4)	$1	$(13)	$(12)	$—
Collective bargaining agreement negotiation	—	7	1	—	8	—
Costs associated with closures, supply chain disruptions, and other items	1	9	1	2	13	1
Total Pre-tax special items included in Corporate expense	$5	$12	$3	$(11)	$9	$1

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollars millions)

Reconciliation of Free cash flow
	1Q23	1Q24
Cash provided from operations	$23	$177
Capital expenditures	(64)	(82)
Free cash flow	$(41)	$95

The Accounts Receivable Securitization program remains unchanged at $250 outstanding.

Free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations). It is important to note that Free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar and millions, except per-share amounts)

Reconciliation of Net income excluding Special items and Diluted EPS excluding Special items
	1Q23	4Q23	1Q24
Net income	$148	$236	$243

Diluted earnings per share (EPS)	$0.35	$0.57	$0.59

Special items:
Restructuring and other charges(1)	1	15	—
Loss on debt redemption and related costs	1	1	—
Plant fire costs (reimbursements), net	4	(13)	—
Costs associated with closures, supply chain disruptions, and other items	1	2	1
Subtotal: Pre-tax special items	7	5	1
Tax impact of Pre-tax special items(2)	(1)	—	—
Subtotal	6	5	1

Discrete and other tax special items(3)	21	(23)	(6)
Total: After-tax special items	27	(18)	(5)

Net income excluding Special items	$175	$218	$238

Diluted EPS excluding Special items	$0.42	$0.53	$0.57

Average number of shares - diluted EPS excluding Special items	418	414	412

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income determined under GAAP as well as Net income excluding Special items and Diluted EPS excluding Special items.

(1)	4Q23 includes a non-cash Special item of asset impairments and accelerated depreciation $13.

(2)	The Tax impact of Pre-tax special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.

(3)	Discrete tax items for each period included the following:

•	for the quarter ended March 31, 2023, a charge for a tax reserve established in France $20 and a net charge for other small items $1;

•	for the quarter ended December 31, 2023, a benefit to release a valuation allowance related to U.S. foreign tax credits ($14), a net benefit for other small items ($4), a benefit to release a valuation allowance related to U.S. state tax losses and tax credits ($2), and a benefit to revalue deferred taxes for changes to apportioned U.S. state tax rates ($2); and

•	for the quarter ended March 31, 2024, a benefit to release a valuation allowance related to U.S. foreign tax credits ($6), and a net benefit for other small items ($1).

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions)

Reconciliation of Operational tax rate	1Q24
	Effective tax rate, as reported	Special items(1)(2)	Operational tax rate, as adjusted
Income before income taxes	$303	$1	$304
Provision for income taxes	$60	$6	$66
Tax rate	19.8%		21.7%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)	Pre-tax special items for the quarter ended March 31, 2024 included Costs associated with closures, supply chain disruptions, and other items $1.

(2)	Tax Special items includes discrete tax items, the tax impact on Special items based on the applicable statutory rates, the difference between such rates and the Company’s consolidated estimated annual effective tax rate and other tax related items. Discrete tax items for the quarter ended March 31, 2024 included a benefit to release a valuation allowance related to U.S. foreign tax credits ($6), and a net benefit for other small items ($1).

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollars millions)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin excluding Special items and Incremental margin
	1Q23	4Q23	1Q24
Sales	$1,603	$1,731	$1,824
Operating income	$285	$326	$369
Operating income margin	17.8%	18.8%	20.2%

Net income	$148	$236	$243
Add:
Provision for income taxes	$72	$34	$60
Other expense, net	7	3	17
Loss on debt redemption	1	1	—
Interest expense, net	57	52	49
Restructuring and other charges	1	15	—
Provision for depreciation and amortization	69	68	67
Adjusted EBITDA	$355	$409	$436

Add:
Plant fire costs (reimbursements), net	$4	$(13)	$—
Costs associated with closures, supply chain disruptions, and other items	1	2	1
Adjusted EBITDA excluding Special items	$360	$398	$437

Adjusted EBITDA margin excluding Special items	22.5%	23.0%	24.0%

Incremental margin	Quarter ended
	March 31, 2023	March 31, 2024	Q1 2024 YoY
Third-party sales (b)	$1,603	$1,824	$221

Adjusted EBITDA excluding Special items (a)	$360	$437	$77

Incremental margin (a)/(b)			35%

Adjusted EBITDA, Adjusted EBITDA excluding Special items, Adjusted EBITDA margin excluding Special items, and Incremental margin are non-GAAP financial measures. Management believes that these measures are meaningful to investors because they provide additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. The Company's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold, Selling, general administrative, and other expenses, Research and development expenses, and Provision for depreciation and amortization.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions)

Reconciliation of Adjusted Operating Income Excluding Special Items and Adjusted Operating Income Margin Excluding Special Items
	1Q23	4Q23	1Q24
Sales	$1,603	$1,731	$1,824
Operating income	$285	$326	$369
Operating income margin	17.8%	18.8%	20.2%

Add:
Restructuring and other charges	$1	$15	$—
Plant fire costs (reimbursements), net	4	(13)	—
Costs associated with closures, supply chain disruptions, and other items	1	2	1
Adjusted operating income excluding Special items	$291	$330	$370

Adjusted operating income margin excluding Special items	18.2%	19.1%	20.3%

Adjusted operating income excluding Special items and Adjusted operating income margin excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.